EXHIBIT 99.1
                                                  ------------
                                                  NEWS RELEASE

Contact:  Patricia J. Cornell
          Smith Corona Corporation
          (203) 972-1471

                                         FOR IMMEDIATE RELEASE

      SMITH CORONA ANNOUNCES AMENDMENT TO CREDIT AGREEMENT;
             ESTIMATES THIRD QUARTER LOSS

NEW CANAAN, CT., April 10, 1995 -- Smith Corona Corporation NYSE:
SCO) announced today that it has reached an agreement on a restructuring of its revolving credit agreement with the company's lending banks. The amended agreement, which initially provides for loans of up to $30 million, will remain in place until July 1, 1996. The secured credit facility includes terms and conditions regarding profitability, minimum net worth and provides for restrictions on dividends under certain circumstances.

     For its third fiscal quarter ending March 31, 1995, Smith Corona expects sales to be significantly below the prior year, primarily as a result of lower unit volume. It estimates a net loss of approximately $10 - $12 million, or $.33 - $.40 per share for the third quarter. In the third quarter of fiscal 1994, Smith Corona reported net income of $1.4 million, or $.05 per share, on net sales of $60.5 million. (Fiscal 1994 results have been reclassified to reflect discontinued operations; net income of discontinued operations was $1.3 million, or $.04 per share).

     According to Robert Van Buren, recently elected chairman and chief executive officer, "We are extremely disappointed with these estimated results, but we continue to face a difficult competitive environment and weak industry demand. As a result, we are evaluating a number of alternatives, including cost-reduction measures, that will enable us to build on our strengths in manufacturing and distribution and enhance shareholder value."
Mr. Van Buren also noted that in light of lower estimated earnings, management will recommend to the board of directors that it omit its quarterly dividend at the board meeting scheduled for May 17th.

     Smith Corona, based in New Canaan, Connecticut, is a leading marketer worldwide of a full range of small office and home office products, including personal word processors, portable electronic typewriters, facsimile machines and other office products.